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                                                                   EXHIBIT 4.3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                                 CW MERGER CORP.
                             A DELAWARE CORPORATION

                                      INTO

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                             A DELAWARE CORPORATION

                         (Pursuant to Section 253 of the
                        Delaware General Corporation Law)

      Countrywide Credit Industries, Inc., a Delaware corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST: The Corporation was incorporated on December 2, 1986 pursuant to the General Corporation Law of the State of Delaware.

      SECOND: The Corporation is the owner of all of the issued and outstanding common shares of CW Merger Corp., a Delaware corporation incorporated on October 16, 2002, pursuant to the General Corporation Law of the State of Delaware.

      THIRD: The Corporation hereby merges CW Merger Corp. into the Corporation.

      FOURTH: In a Telephonic Meeting of the Board of Directors of the Corporation on October 23, 2002, the Board of Directors adopted the following recitals and resolutions to merge CW Merger Corp. into the Corporation:

            WHEREAS, this Board of Directors has previously deemed it advisable and in the best interest of the Corporation to change its corporate name; and

            WHEREAS, it is proposed that CW Merger Corp., a Delaware corporation and wholly owned subsidiary of the Corporation be merged into the Corporation, with the Corporation being the surviving entity for the purpose of effectuating the name change;

            NOW THEREFORE, BE IT RESOLVED, That CW Merger Corp., a Delaware corporation ("CMC") merge and it hereby does merge into the Corporation pursuant to the provisions of Section 253 of the Delaware General Corporation Law and Sections 332 and 337 of the Internal Revenue Code of 1986, as amended (the "IRC"), with the Corporation being the surviving entity (the "Merger");

            RESOLVED FURTHER, That the Merger be and it hereby is, approved and authorized;

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            RESOLVED FURTHER, That the Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "Effective Date");

            RESOLVED FURTHER, That upon the Effective Date (i) the separate existence and corporate organization of CMC shall cease and the Corporation shall thereupon become the surviving corporation and shall continue its existence under Delaware law, (ii) the Corporation shall assume all of the obligations and liabilities of CMC, and (iii) the issued and outstanding shares of stock of CMC shall not be converted in any manner, but each said share of stock which is issued as of the Effective Date shall be surrendered and cancelled;

            RESOLVED FURTHER, That upon the Effective Date, the name of the Corporation shall be changed to "Countrywide Financial Corporation" and ARTICLE FIRST of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

            "FIRST: The name of the corporation is Countrywide Financial Corporation."

            RESOLVED FURTHER, That, except for the foregoing amendment to ARTICLE FIRST, the Restated Certificate of Incorporation shall remain unchanged by the Merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law;

            RESOLVED FURTHER, That the distribution of the assets of CMC pursuant to the Merger shall constitute a plan of complete liquidation of CMC and shall in all particulars conform to the requirements of Sections 332 and 337 of the IRC;

            RESOLVED FURTHER, That the officers of the Corporation be, and they hereby are, authorized, empowered and directed for and on behalf of the Corporation and in its name (i) to execute and file or cause to be filed with the Delaware Secretary of State a Certificate of Ownership and Merger evidencing the Merger pursuant to which the Corporation will change its name as described above, (ii) to cause to be filed certificates evidencing the Merger and change of name with such other states where the Corporation is qualified to do business as may require a filing evidencing the Merger or change of name, and (iii) to execute and file or cause to be filed any such other documents as may be required to evidence the Merger or change of name;

            RESOLVED FURTHER, That all actions taken and documents executed by the officers or other authorized representative of the Corporation, or any person or persons designated and authorized to act by any of them, prior to the adoption of these resolutions in connection with the transactions described above, are hereby ratified, confirmed, approved and adopted in all respects; and

            RESOLVED FURTHER, That the officers of the Corporation, and any of them, be, and each of them hereby is, authorized, empowered and directed to do or


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      cause to be done all such acts or things and to sign and deliver, or cause to be signed and delivered all such further agreements, documents, instruments and certificates, required or permitted to be given or made in connection with the Merger and the change of name, in the name and on behalf of the Corporation or otherwise (including without limitation any written consents as the sole stockholder of CMC), as such officer or officers of the Corporation executing the same shall deem necessary, advisable or appropriate to carry out the purposes and intent of the foregoing resolutions with such changes, additions and modifications thereto and any supplements or amendments thereof, as such officers executing and/or delivering the same have approved, such approval to be conclusively evidenced by such officer's execution and delivery thereof and to perform the obligations of the Corporation.

            IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 7th day of November, 2002.

                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                             a Delaware corporation


                             By:  /s/ Sandor E. Samuels
                                 --------------------------------------------
                                 Sandor E. Samuels, Senior Managing Director,
                                 Legal, General Counsel & Secretary


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